Exhibit 99.2

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. Q3 2022 Results November 10, 2022

© 2022 authID Inc. All Rights Reserved. • This Presentation and information provided at a meeting at which it is presented (the “Presentation") has been prepared on the basis of information furnished by the management of authID Inc . (“authID” or the “Company”) and has not been independently verified by any third party . • This Presentation is provided for information purposes only . This Presentation is not an offer to sell nor a solicitation of an offer to buy any securities . • W hile the Company is not aware of any inaccuracies, no warranty or representation is made by the Company or its employees and representatives as to the completeness or accuracy of the information contained herein . This presentation also contains estimates and other statistical data made by independent parties and us relating to market size and other data about our industry . This data involves a number of assumptions and limitations, and you should not give undue weight to such data and estimates . • Information contained in this Presentation or presented during this meeting may include “forward - looking statements . ” All statements other than statements of historical facts included herein, including, without limitation, those regarding the future results of operations, cash position and cash flow of the Company, financial position, results of operations, business strategy, plans and objectives of management for future operations of both authID and its business partners, future service launches with customers, the outcome of pilots and new initiatives and customer pipeline are forward - looking statements . Such forward - looking statements are based on a number of assumptions regarding authID’s present and future business strategies, and the environment in which authID expects to operate in the future, which assumptions may or may not be fulfilled in practice . Implementation of some or all of the new services referred to is subject to regulatory or other third - party approvals . Actual results may vary materially from the results anticipated by these forward - looking statements as a result of a variety of risk factors, including the risk that implementation, adoption and offering of the service by customers, consumers and others may take longer than anticipated, or may not occur at all ; changes in laws, regulations and practices ; changes in domestic and international economic and political conditions, the impact of the war in Ukraine, the Covid - 19 pandemic, inflationary pressures, rising energy prices and increases in interest rates and others . See the Company’s Annual Report Form 10 - K for the Fiscal Year ended December 31 , 2021 filed at www . sec . gov for other risk factors which anyone considering a transaction with the Company should consider . These forward - looking statements speak only as to the date of this Presentation or meeting and cannot be relied upon as a guide to future performance . authID expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward - looking statements contained in this Presentation to reflect any changes in its expectations with regard thereto or any change in events, conditions or circumstances on which any statement is based . • This Presentation contains references to the Company’s and other entities’ trademarks . Such trademarks are the property of their respective owner . The Company does not intend its use or the display of other companies’ trade names or trademarks to imply a relationship with or endorsement of the Company by any other entity . • By reading this Presentation or attending a meeting at which it is presented you accept and agree to these terms, disclaimers and limitations . Disclaimer & Forward Looking Statements - 2 -

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. Legacy MFA doesn’t cut it - 3 - Data Breaches are Everywhere Hackers continue to exploit human vulnerability as many companies lack a truly secure authentication solution. Passwordless Authentication Global Market Size 2020 - 2030 $54B by 2030 Passwordless Market https://www.researchandmarkets.com/reports/5529484/passwordless - authentication - market - by - type - by#src - pos - 1

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. - 4 - Q3 Technology Enhancements FIDO2 Passwordless Authentication & Cloud Biometric Security Human Factor Authentication Œ

© 2022 authID Inc. All Rights Reserved. Verified Human Factor Authentication In Action - 5 - HFA with Okta Video

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. - 6 - Verified Human Factor Authentication In Action Step - Up Authentication to Gated Assets Quick Selfie FIDO2 Passkey & Device Biometrics

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. One Product, Two Offerings, Three Markets - 7 - HealthCare Market Focus Cybersecurity FinServ/FinTech

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. Market MVP Iterate with POVs. Book Contracts Go Live. Roll out across Enterprise Sell Proof of Value Customer Implemen - tations Begin to Attain Critical Mass - 8 - Where Are We On Our Journey? Oct 2021 Q1 - Q2 2022 2023 Launched “Minimal Viable Product” Worked with early prospects to enhance product adoption 1 3 4 5 6 2 We are here

Financial Results*
For the Period Ended September 30, 2022

- Verified software license revenue increased year over year for the quarter and YTD
- Total Revenue
  - Q3 was $0.03M, compared with $0.2M, a year ago, of which $0.01M was Verified software license revenue
  - YTD was $0.3M, compared with $0.5M, a year ago of which $0.1M and $ 0.05M, respectively, comprised Verified software license revenue
- Net Loss
  - Q3 was $6.4M, compared with $5.2M a year ago
  - YTD was $18.2 million, includes $8.3M of non-cash-charges, compared with $10.7M, including $5.3M of non-cash-charges
- Net Loss per Share
  - Q3 was $0.25, compared with $0.22 a year ago
  - YTD was $0.73, compared with $0.50 a year ago

- Operating Expenses
  - Q3 was $5.7M, compared with $5.6M a year ago
  - YTD was $16.9M, compared with $11.2M, *principally due to accelerated investment in staff, technology, sales and marketing started in 2nd half of 2021*
- Adjusted EBITDA Loss
  - Q3 was $3.3M, compared with $2.6M a year ago
  - YTD was $9.1M, compared with $5.0M a year ago
- KPIs
  - Q3 Cumulative BARR is $0.2M, compared with $0.16M for Q2
  - Q3 ARR is $0.13M, compared with $0.15M for Q2
  - Q3 Deferred Revenue is $0.1M, compared with $0.05M for Q2
- Cash & Credit Facilities of ~$17.1M as of 9/30/22

**Highlights comprise results from continuing operations, reflecting previous announcement to exit the Company's non-core businesses in South Africa and Colombia. These businesses are now classified in our financial statements as discontinued operations and assets held for sale.*

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© 2022 authID Inc. All Rights Reserved.

authID
HUMAN FACTOR AUTHENTICATION™

© 2022 authID Inc. All Rights Reserved. © 2022 authID Inc. All Rights Reserved. - 10 - Q&A